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EXHIBIT 99.1

Wayne R. Hale Named Chief Operating Officer of Century Aluminum Company

MONTEREY, CA. February 28, 2007 -- Century Aluminum Company (NASDAQ:CENX) announced today that Wayne Hale will succeed E. Jack Gates as executive vice president and chief operating officer, effective March 1, 2007. Mr. Gates, who is retiring after six years of distinguished service, will remain with Century through the first half of 2007 to assist with the transition.
Mr. Hale most recently served as senior vice president – upstream for Sual-Holding in Moscow, Russia. With Sual, he was accountable for mining, refining, smelting, HSE, logistics, procurement and sales. His operational responsibility included two bauxite mines, four alumina refineries and eight smelters in Russia and the Ukraine that produced more than one million tonnes of aluminum annually.
Overall, Hale has spent 30 years in metals and mining, including 26 years in the aluminum industry. He holds an undergraduate degree from Western Washington University and a MBA from Ohio University.
“We are delighted to welcome Wayne to Century Aluminum,” said president and chief executive officer Logan Kruger. “He is accomplished in all aspects of our business and, most importantly, Wayne is a skilled business leader with a proven track record of safe and profitable operations.”
Century Aluminum Company owns primary aluminum capacity in the United States and Iceland, as well as an ownership interest in alumina and bauxite assets in the United States and Jamaica. Century's corporate offices are located in Monterey, California.

Contacts:
Mike Dildine (media)                       831-642-9364
Shelly Lair (investors)                      831-642-9357

Cautionary Statement
This press release may contain "forward-looking statements" within the meaning of U.S. federal securities laws. The company has based its forward-looking statements on current expectations and projections about the future; however, these statements are subject to risks, uncertainties and assumptions, any of which could cause the company's actual results to differ materially from those expressed in its forward-looking statements. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in the company's Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. The company does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.